Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact: Nick Zangari	Media Contact: Tonya Abeln

(502) 394-1157	(502) 386-1742

Nick.Zangari@kyderby.com	Tonya.Abeln@kyderby.com

Churchill Downs Incorporated Announces Proposed Offering of $600 Million of Senior Notes due 2031

LOUISVILLE, KY., (April 11, 2023) - Churchill Downs Incorporated (“CDI” or the “Company”) (Nasdaq: CHDN) today announced that it intends to offer, subject to market and customary conditions, $600 million in aggregate principal amount of senior notes due 2031 (the “Notes”) in a private offering.

CDI intends to use the net proceeds from the offering to (i) to repay indebtedness outstanding under its Term Loan B Facility, (ii) to fund related transaction fees and expenses and (iii) for working capital and other general corporate purposes.

The offer and sale of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold within the United States to, or for the benefit of, U.S. persons (as defined in Regulation S) except in transactions exempt from, or not subject to, the registration requirements of the Securities Act. Accordingly, the Notes are being sold only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act and offered and sold outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act.

The Company will agree to register the Notes for resale to the extent they are not freely tradable under the Securities Act a year after their issuance. The Notes will not be listed on any securities exchange or automated quotation system.

This press release is issued pursuant to Rule 135c of the Securities Act, is for informational purposes only and shall neither constitute an offer to sell nor the solicitation of an offer to buy the Notes or any other securities. The offering of the Notes is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. The offering has not been approved by any gaming regulatory authority having jurisdiction over any of CDI’s casino operations.

About Churchill Downs Incorporated

Churchill Downs Incorporated (NASDAQ: CHDN) has been creating extraordinary entertainment experiences for nearly 150 years, beginning with the Company’s most iconic and enduring asset, the Kentucky Derby. Headquartered in Louisville, Kentucky, CDI has expanded through the development of live and historical racing entertainment venues, the growth of the TwinSpires horse racing online wagering business and the operation and development of regional casino gaming properties.

This news release contains various “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, such as the use of the net proceeds from the offering. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, among others, that may materially affect actual results or outcomes include those described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.